EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 2-96332, No. 33-21569, No. 33-51965, No. 333-41077, No. 333-65995, No. 333-78941, No. 333-74244 and No. 333-105153 of Burlington Coat Factory Warehouse Corporation and subsidiaries on Form S-8 of our report dated August 12, 2004, appearing in this Annual Report on Form 10-K/A of Burlington Coat Factory Warehouse Corporation and subsidiaries for the year ended May 29, 2004.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
August 19, 2004